Exhibit 16.1

November 23, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by MY Group, Inc. under Item 4.01 of its Form 8-K dated November 23, 2011.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of MY Group, Inc. contained therein.

Very truly yours,

/s/ Bernstein & Pinchuk llp

Bernstein & Pinchuk llp